Exhibit 10.9

                      [Letterhead of Chase Manhattan Bank]


September 9, 1996

Mr. Edward D. Seidenberg
Vice President & Chief Financial Officer
Coin Bill Validator, Inc.
425-B Oser Avenue
Hauppauge, NY 11788

Dear Ed,

Based upon our preliminary discussions and investigations, The Chase Manhattan Bank (the "Bank") is willing to consider the extension of a secured line of credit (the "Line") outlined below to Coin Bill Validator, Inc. (the "Borrower"). This letter is made available for discussion purposes only and as such does not constitute an agreement to lend on the part of the Bank, but rather serves merely as an expression of our interest in discussing further the possibility of structuring a credit facility for the Borrower and a summary of some basic terms and conditions which may serve as a basis for negotiation between us.

The Line might, for example, consist of the following:

Line and Amount:    A $5,000,000 secured line of credit (the "Line") which would be used by the Borrower for working capital. The Line would cancel and replace any existing lines of credit currently extended to the Borrower. Advances under the Line would be subject to the sole discretion of the officers of the Bank, to the execution and delivery of such documentation as the Bank deems necessary and appropriate and the receipt and continuing satisfaction with current financial and other information. The Bank would, among other things, require full repayment of the Line for a consecutive thirty (30) day period. Any Line arrangement would expire upon one (1) year following its inception.

Collateral:         A first priority perfected security interest in all personal property of the Borrower, whether now owned or hereafter acquired and wherever located, including, without limitation, accounts, inventory, machinery, equipment, fixtures, chattel paper, insurance proceeds, contract rights, cash, bank accounts, documents, instruments and general intangibles.

Interest Rate:      The Bank is considering pricing for the Line as: (i)The
                    Chase Manhattan Bank's Prime Rate (floating), the rate publicly announced at its principal office from time to time as its "Prime Rate" (360 day basis), plus 1/4 of 1% or (ii) the Reserve Adjusted London Interbank Offering Rate (LIBOR) plus 275 basis points per annum (360 day basis) for periods of one, three or six months (subject to availability) but in any event not beyond the Line expiration date and for amounts not less than $500,000. The LIBOR option would be subject to appropriate yield protection language relating to changes in reserves, laws, regulations, etc.


Administration Fee: $2,500

Documentation:      All loan, guaranty, security and other documents would be
                    provided by the Bank and would be required to be mutually acceptable to the Borrower and the Bank. The Borrower would be required to reimburse the Bank for all out-of-pocket expenses, including, but not limited to, fees of the Bank's counsel incurred in connection with the preparation and execution of the required documentation, whether or not the Line transaction contemplated herein is ultimately consummated, up to an amount not to exceed $2,000 in the aggregate.

Obviously, many terms and conditions of the Line require further negotiation between us and approval of the Credit Committee of the Bank must be obtained. However, additional terms and conditions would include, without limitation, the following:

                  (i) receipt and satisfactory review by the Bank of a summary aging of accounts receivable (by account) of the Borrower for the most recent fiscal month end;

                  (ii) receipt and satisfactory review by the Bank of UCC searches in all of the appropriate jurisdictions;

                  (iii) all legal matters to be satisfactory to the Bank's
                        counsel;

                  (iv)  satisfactory customer, supplier and bank checkings;

                  (v) receipt and satisfactory review by the Bank of any additional information, documentation, reports or certifications, not specified above, that the Bank deems necessary

As previously mentioned, this letter does not represent an agreement to lend by the Bank, and is subject to the successful negotiation of the terms of the Line, satisfactory review of all appropriate legal documentation by the Bank and its counsel and credit approval of the transaction contemplated herein by the Bank.

Should you have any questions concerning our interest in considering the Line, please do not hesitate to contact me. I look forward to speaking with you at your earliest convenience to discuss this matter further.

Very truly yours,

THE CHASE MANHATTAN BANK

Carolyn Bhattangi

Exhibit 10.9

                      [Letterhead of Chase Manhattan Bank]


September 10, 1996

Mr. Edward D. Seidenberg
Vice President & Chief Financial Officer
Coin Bill Validator, Inc.
425B Oser Avenue
Hauppauge, NY 11788

Dear Ed,

We are pleased to advise you that based upon your annual financial statements for the fiscal year ending September 30, 1995, The Chase Manhattan Bank (the "Bank") has approved your request for a secured line of credit for Coin Bill Validator, Inc. in the aggregate amount of $5,000,000. The line of credit will be secured by a first priority perfected security interest in all personal property of Coin Bill Validator, Inc. Our officers may, at their discretion, make short-term loans to Coin Bill Validator, Inc. on such terms as are mutually agreed upon between us from time to time.

Borrowings under this line of credit are intended to be used to meet your normal short-term working capital needs and will bear interest at such a rate as shall be mutually agreed upon by each of us from time to time. This line of credit has an associated administration fee of $2,500, payable in advance.

It is a condition that all outstandings under the line be repaid for a consecutive 30 day period before the expiration date of this line.

As this line is not a commitment, credit availability is, in addition, subject to your execution and delivery of such documentation as the Bank deems appropriate and the receipt and continuing satisfaction with current financial information, which information will be furnished to the Bank as it may from time to time reasonably request. This line of credit expires on September 30, 1997.

We are pleased to be of service and trust you will call upon us to assist in any of your banking requirements.


Very truly yours,


/s/ Sallyanne K. Ballweg